UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): November 12, 2002
                 (January 1, 2002)


                                     DynCorp
             (Exact name of registrant as specified in its charter)

         Delaware                    1-3879                   36-2408747
(State or other jurisdiction  (Commission File Number)      (IRS Employer
  of incorporation)                                         Identification No.)


                11710 Plaza America Drive, Reston, Virginia 20190
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (703) 261-5000

Item 5. -- Other Events and Regulation FD Disclosure.

On January 1, 2002, the registrant realigned its strategic business segments from five to four segments. Footnote 21 to the registrant's financial statements as set forth in Item 8 of its Form 10-K/A for 2001, Amendment No. 2 has been revised accordingly. The revised Item 8 is attached as Exhibit 99.1.

Item 7. -- Financial Statements and Exhibits.

(c)    Exhibits

      Exhibit 99.1 Revised Item 8 of Form 10-K/A for 2001, Amendment No. 2 (filed herewith)
      Exhibit 99.2 Schedule II - Valuation and Qualifying Accounts for the Years Ended December 27, 2001, December 28, 2000, and December 30, 1999 (filed herewith)
      Exhibit 99.3      Consent of Deloitte & Touche LLP (filed herewith)


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    DynCorp

Date:  November 12, 2002                           /s/ Patrick C. FitzPatrick
                                                    Patrick C. FitzPatrick
                                                    Senior Vice President &
                                                    Chief Financial Officer

                                  Exhibit 99.1

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
     DynCorp:

We have audited the accompanying consolidated balance sheets of DynCorp (a Delaware corporation) and subsidiaries (the "Company"), as of December 27, 2001 and December 28, 2000, and the related consolidated statements of operations, cash flows, and stockholders' equity for the years ended December 27, 2001, December 28, 2000, and December 30, 1999. Our audits aso included the financial statement schedule referred to in the Index at Item 7(c), Exhibit 99.2. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 27, 2001 and December 28, 2000, and the results of its operations and its cash flows for the years ended December 27, 2001, December 28, 2000, and December 30, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 and Note 21, the accompanying financial statements have been revised.


Deloitte & Touche LLP

McLean, Virginia
October 11, 2002
(November 7, 2002 as to Note 21)


                                                       DynCorp and Subsidiaries
                                                      Consolidated Balance Sheets
                                                     As of the Fiscal Years Ended
                                                            (In thousands)

                                                                          December 27,     December 28,
                                                                         2001 (Revised - 2000 (Revised -
                                                                           See Note 2)      See Note 2)


Assets
Current Assets:
     Cash and cash equivalents                                            $  15,078           $  12,954
     Accounts receivable and contracts in process, net                      345,358             332,583
     Prepaid income taxes                                                     2,158               1,153
     Other current assets                                                    35,775              28,101
     Total Current Assets                                                   398,369             374,791

Property and Equipment, at cost:
     Land 0                                                                      22
     Buildings and leasehold improvements                                    11,436              13,805
     Machinery and equipment                                                 36,122              37,772
                                                                             47,558              51,599
     Accumulated depreciation and amortization                              (26,599)            (23,833)
     Net Property and Equipment                                              20,959              27,766

Intangible Assets, net                                                      130,425             135,244

Deferred Income Taxes                                                            --              10,013

Other Assets                                                                 48,687              38,942

Total Assets                                                               $598,440            $586,756



The accompanying notes are an integral part of these consolidated financial statements.




                                                       DynCorp and Subsidiaries
                                                      Consolidated Balance Sheets
                                                     As of the Fiscal Years Ended
                                                 (In thousands, except share amounts)

                                                                          December 27,       December 28,
                                                                         2001 (Revised -   2000 (Revised -
                                                                           See Note 2)        See Note 2)


Liabilities and Stockholders' Equity
Current Liabilities:
     Notes payable and current portion of long-term debt                    $ 20,123               $ 124
     Accounts payable                                                         19,420              27,574
     Deferred revenue and customer advances                                    6,195               7,631
     Accrued income taxes                                                        932               6,895
     Accrued expenses                                                        207,029             198,330
         Total Current Liabilities                                           253,699             240,554

Long-term Debt                                                               264,482             283,889

Deferred Income Taxes                                                         10,134                   -

Other Liabilities and Deferred Credits                                        34,634              86,673

Contingencies and Litigation (Note 20)

Temporary Equity:
     Redeemable common stock at redemption value
     ESOP shares, 7,142,510 and 7,504,653 shares issued
         and outstanding in 2001 and 2000, respectively,
         subject to restrictions                                             326,368             238,346
     Other redeemable common stock, 286,217 and 426,217
         shares issued and outstanding in 2001 and 2000                        6,967               7,984

Stockholders' Equity:
     Common stock, par value ten cents per share, authorized
         20,000,000 shares; issued 5,296,146
         and 4,758,897 shares in 2001 and 2000, respectively                     530                 476
     Paid-in surplus                                                         138,052             134,638
     Accumulated other comprehensive (loss) income                            (1,081)                  3
     Reclassification to temporary equity for redemption value
         greater than par value                                             (332,596)           (245,540)
     Deficit                                                                 (59,681)           (118,125)
     Common stock held in treasury, at cost; 2,196,853
         and 2,264,625 shares in 2001 and 2000, respectively                 (43,068)            (42,142)

Total Liabilities and Stockholders' Equity                                  $598,440            $586,756



The accompanying notes are an integral part of these consolidated financial statements.



                            DynCorp and Subsidiaries
                      Consolidated Statements of Operations
                           For the Fiscal Years Ended
                    (In thousands, except per share amounts)

                                                                   December 27,       December 28,      December 30,
                                                                  2001 (Revised -    2000 (Revised -   1999 (Revised -
                                                                    See Note 2)        See Note 2)      See Note 2)

Revenues                                                            $1,955,973         $1,805,155      $1,345,281

Costs and expenses:
  Cost of services                                                   1,810,273          1,778,329       1,280,239
  Corporate general and administrative                                  29,456             29,350          21,741
  Interest expense                                                      31,521             41,408          18,943
  Interest income                                                         (657)            (1,471)         (1,393)
  Amortization of intangibles of acquired companies                      6,394             14,922          11,408
  Other income, net of miscellaneous other expenses                    (19,370)              (532)           (875)
  Total costs and expenses                                           1,857,617          1,862,006       1,330,063

Earnings (loss) from continuing operations before income
  taxes, minority interest, extraordinary item, and cumulative
  effect of change in accounting principle                              98,356            (56,851)         15,218
Provision (benefit) for income taxes                                    35,060            (20,827)          4,640

Earnings(loss) from continuing operations before minority
  interest, extraordinary item, and cumulative effect of
  change in accounting principle                                        63,296            (36,024)         10,578
   Minority interest                                                     2,462              2,622           2,968

Earnings loss) from continuing operations before
extraordinary item and cumulative effect of change
in accounting principle                                                 60,834            (38,646)          7,610
Extraordinary loss from early extinguishment of
debt, net of income taxes of $862                                           --                 --           1,601

Earnings (loss) from continuing operations before cumulative
effect of change in accounting principle                                60,834            (38,646)          6,009
Cumulative effect of change in accounting principle,
net of income taxes of $2,568                                               --              4,770              --

Net earnings (loss)                                                    $60,834           $(43,416)         $6,009

 Accretion of other redeemable common stock to redemption value          2,390              1,842              94

Common stockholders' share of net earnings (loss)                      $58,444           $(45,258)         $5,915
Common stockholders' share of net earnings (loss) per common share:
Basic earnings (loss) per share:
Common stockholders' share of earnings from continuing operations        $5.53             $(3.86)          $0.75
Extraordinary loss                                                          --                 --           (0.16)
Cumulative effect of change in accounting principle                         --              (0.46)                --
Common stockholders' share of net earnings-basic                         $5.53             $(4.32)          $0.59

Diluted earnings (loss) per share:
Common stockholders' share of earnings from continuing operations        $5.26             $(3.86)          $0.74
Extraordinary loss                                                          --                 --           (0.16)
Cumulative effect of change in accounting principle                         --               0.46                 --
Common stockholders' share of net earnings-diluted                       $5.26             $(4.32)          $0.58
Weighted-average number of shares outstanding for basic                 10,559             10,477           10,044
earnings per share
Weighted-average number of shares outstanding for diluted earnings      11,113             10,477           10,273



The accompanying notes are an integral part of these consolidated financial statements.



                                                            DynCorp and Subsidiaries
                                                     Consolidated Statements of Cash Flows
                                                           For the Fiscal Years Ended
                                                                 (In thousands)

                                                                 December 27,    December 28,       December 30,
                                                                 2001 (Revised - 2000 (Revised -    1999 (Revised
                                                                   See Note 2)   See Note 2)        - See Note 2)


Cash Flows from Operating Activities:
Common stockholders' share of net earnings (loss)                    $ 58,444       $ (45,258)        $ 5,915
Adjustments to reconcile common stockholders' share of net
earnings (loss) to net cash provided by operating activities:
Depreciation and amortization                                          19,910          27,054          13,561
Accretion of other redeemable common stock to redemption value          2,390           1,842              94
Cumulative effect of change in accounting principle                        --           4,770              --
Subordinated Notes issued in fulfillment of pay-in-kind interest           --           3,397              --
Gain on divested business                                             (17,442)             --              --
Purchased in-process research and development                              --              --           6,400
Deferred income taxes                                                  29,434         (35,279)          2,298
Changes in reserves for divested business - other                        (164)             --          (2,000)
Capitalized costs incurred on existing contracts                           --              --          (2,473)
(Reversal) establishment of preacquisition contingency reserves       (42,744)         76,166              --
Changes in pension asset and other postretirement benefit obligations   1,775           2,688              --
Other                                                                   2,591          (1,774)          1,687
Change in current assets and liabilities, net of acquisitions and dispositions:
(Increase) decrease in accounts receivable and contracts in process   (22,656)         25,523         (37,919)
(Increase) decrease in other current assets                           (19,302)         (1,670)           (340)
Increase in current liabilities except notes payable and current portion of long-term debt and reclassification from long-term
  liabilities                                                          (4,127)          1,592          26,612
Cash provided by operating activities                                   8,109          59,051          13,835

Cash Flows from Investing Activities:
Sale of property and equipment                                          5,203          30,685             610
Purchase of property and equipment                                     (7,070)        (20,960)         (13,878)
Capitalized cost of new financial and human resource systems               --              --           (5,969)
Capitalized cost of software                                           (3,243)             --               --
Deferred income taxes from "safe harbor" leases                            --            (597)            (481)
Increase (decrease) in investment in unconsolidated subsidiaries          500          (1,230)           1,363
Assets and liabilities of acquired business                                --          (1,620)        (167,504)
Proceeds from business divestiture                                         --           2,300               --
Other                                                                     814            (496)             884
Cash (used in) provided by investing activities                        (3,796)          8,082         (184,975)
Cash Flows from Financing Activities:
Treasury stock purchased                                               (2,182)             --           (7,208)
Payments on indebtedness                                             (274,057)       (406,618)        (253,491)
Proceeds from debt issuance                                           274,050         344,005          428,552
Proceeds from issuance of redeemable common stock                          --              --            6,048
Payments received on ESOT loans                                            --           2,958           10,577
Loans to ESOT                                                              --            (300)         (11,082)
Other                                                                      --             119             (687)
Cash (used in) provided by financing activities                        (2,189)        (59,836)         172,709
Net Increase in Cash and Cash Equivalents                               2,124           7,297            1,569
Cash and Cash Equivalents at Beginning of the Fiscal Year              12,954           5,657            4,088
Cash and Cash Equivalents at End of the Fiscal Year                  $ 15,078        $ 12,954          $ 5,657


Supplemental Information of Noncash Investing Activities:

The Company completed the merger of its wholly-owned subsidiary, DMR, with TekInsight.com, Inc. on December 27, 2001. The Company obtained a 40% ownership interest in DynTek, Inc. and recognized a gain on disposition of $17.4 million. The Company's ownership interest in DynTek, Inc. was recorded at $19.4 million, which reflects the $17.4 million gain, net book value of the assets disposed, and liabilities incurred.

The accompanying notes are an integral part of these consolidated financial statements.

                            DynCorp and Subsidiaries
                 Consolidated Statements of Stockholders' Equity
                           For the Fiscal Years Ended
                                 (In thousands)



                                                              Reclassification                                 Accumulated
                                                               of Redemption   Deficit              Unearned       Other
                                         Common      Paid-in   Value Greater   (Revised-  Treasury    ESOP     Comprehensive
                                          Stock      Surplus   than Par Value  See Note 2)  Stock    Shares    (Loss) Income
                                       --------------------------------------------------------------------------------------
Balance, December 31, 1998               $498        $127,216    $(183,140)     $(78,782)   $(35,640)   $(2,153)       $(10)
Employee compensation plans (option
 exercises, restricted stock plan,
 incentive bonus)                           7              22            -             -        (214)         -           -
Stock issued under mezzanine financing     43           6,006            -             -           -          -           -
Treasury stock purchased                    -               -            -             -      (7,208)         -           -
Payment received on ESOT note               -               -            -             -           -     10,577           -
Loans to ESOT                               -               -            -             -           -    (11,082)          -
Reclassification to redeemable common
 stock                                    (57)              -       (5,105)            -           -          -           -
Accretion of other redeemable common
     stock to redemption value              -              94          (94)          (94)          -          -           -
  Translation adjustment                    -               -            -             -           -          -           1
  Net earnings (Revised-See Note 2)         -               -            -         6,009           -          -           -
                                         ----        --------    ----------     ---------   ---------   --------    --------
Balance, December 30, 1999 (Revised-
See Note 2)                               491         133,338     (188,339)      (72,867)    (43,062)    (2,658)         (9)
Employee compensation plans (option
 exercises,  restricted stock plan,
 incentive bonus)                           -            (542)           -             -         920          -           -
Payment received on ESOT note               -               -            -             -           -      2,958           -
Loans to ESOT                               -               -            -             -           -       (300)          -
Reclassification to redeemable common
 stock                                    (15)              -      (55,359)            -           -          -           -
Accretion of other redeemable common
 stock to redemption value                  -           1,842       (1,842)       (1,842)          -          -           -
Translation adjustment and other            -               -            -             -           -          -          12
 Net loss (Revised-See
  Note 2)                                   -               -            -       (43,416)          -          -           -
                                         ----        --------    ----------     ---------   ---------   --------    --------
Balance, December 28, 2000 (Revised-
See Note 2)                               476         134,638     (245,540)     (118,125)    (42,142)         -           3
Employee compensation plans (option
  exercises,  restricted stock plan,
  incentive bonus, Savings' Plans
  contributions)                            1           1,024            -             -        (926)         -           -
Reclassification to redeemable common
  stock                                    53               -      (84,666)            -           -          -           -
Accretion of other redeemable common
  stock to redemption value                 -           2,390       (2,390)       (2,390)          -          -           -
Adjustment to fair value of derivative
  financial instrument                      -               -            -             -           -          -        (918)
Cumulative effect of change in
  accounting principle - (See Note 7)       -               -            -             -           -          -        (100)
Translation adjustment and other            -               -            -             -           -          -         (66)
Net earnings (Revised - See Note 2)         -               -            -        60,834           -          -           -
                                         ----        --------    ----------     ---------   ---------   --------    --------
Balance, December 27, 2001 (Revised-
  See Note 2)                            $530        $138,052    $(332,596)     $(59,681)   $(43,068)   $     -     $(1,081)
                                         ====        ========    ==========     =========   =========   ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                            DynCorp and Subsidiaries
                   Notes to Consolidated Financial Statements
                     December 27, 2001 and December 28, 2000
                             (Revised - See Note 2)
    (Dollars in thousands, except per share amounts or where otherwise noted)

(1)      The Company and Summary of Significant Accounting Policies

Description of Business and Organization:

DynCorp, a Delaware corporation, (the "Company") provides diversified management, technical and professional services primarily to U.S. Government customers throughout the United States and internationally. Organized in 1946, the Company provides services to various branches of the U.S. Departments of Defense, Energy, State, and Justice, the Drug Enforcement Agency, the National Institute of Health, the Defense Information Systems Agency, the National Aeronautics and Space Administration and various other U.S., state and local government agencies, commercial clients and foreign governments. Generally, these services are provided under both prime contracts and subcontracts, which may be fixed-price, time-and-material or cost-type contracts depending on the work requirements and other individual circumstances. These services encompass a wide range of management, technical and professional services.

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. All majority-owned subsidiaries have been included in the financial statements. Investments in which the Company owns a 20.0% to 50.0% ownership interest are accounted for by the equity method while investments of less than 20.0% ownership are accounted for under the cost method. Outside investors' interest in the majority-owned subsidiaries is reflected as minority interest. Effective in 1999, the Company's fiscal year is the 52 or 53-week period ending the last Thursday in December. Previously, the Company had a calendar year end.

Use of Estimates:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates include accrued liabilities such as contract losses, litigation reserves, and incentive compensation awards, which are not paid out until the following year. Actual results could differ from those estimates.

Contract Accounting (Revised - See Note 2):

Revenues for cost-reimbursement contracts are recorded as reimbursable costs are incurred, including a pro-rata share of the contractual fees. For time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. For long-term fixed price production contracts, revenue is recognized at a rate per unit as the units are delivered. Revenue from other long-term fixed price contracts is recognized ratably over the contract period or by other appropriate methods to measure services provided. Contract costs are expensed as incurred except for certain limited long-term contracts noted below. For long-term contracts which are specifically described in the scope section of American
Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 81-1, "Accounting for Performance of Construction Type and Certain Production-Type Contracts," or other appropriate accounting literature the Company applies the percentage of completion method. Under the percentage of completion method, income is recognized at a consistent profit margin over the period of performance based on estimated profit margins at completion of the contract. This method of accounting requires estimating the total revenues and total contract cost at completion of the contract. During the performance of long-term contracts, these estimates are periodically reviewed and revisions are made as required. The impact on revenue and contract profit as a result of these revisions is included in the periods in which the revisions are made. This method can result in the deferral of costs, including start-up costs, or the deferral of profit on these contracts. Because the Company assumes the risk of performing a fixed price contract at a set price, the failure to accurately estimate ultimate costs or to control costs during performance of the work could result, and in some instances has resulted, in reduced profits or losses for such contracts. Estimated losses on contracts at completion are recognized when identified.

Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes are recorded at the lesser of their estimated net realizable value or actual costs incurred, and only when realization is probable and can be reliably estimated. Claims against the Company are recognized where loss is considered probable and reasonably determinable in amount. Because there are estimates and judgments involved, the actual results could be different from those estimates. Accounts receivable balances related to such disputed items were immaterial at December 27, 2001, December 28, 2000, and December 30, 1999.

Accounts Receivable:

It is the Company's policy to provide reserves for the collectibility of accounts receivable when it is determined that it is probable that the Company will not collect all amounts due and the amount of the reserve requirement can be reasonably estimated.

Property and Equipment:

The Company computes depreciation using either the straight-line or double declining balance method. The estimated useful lives used in computing depreciation are buildings, 15-33 years; machinery and equipment, 3-15 years; and leasehold improvements, the lesser of the useful life or the remaining term of the lease. Depreciation expense was $7,394 for 2001, $7,044 for 2000, and $5,412 for 1999.

Cost of property and equipment sold or retired and the related accumulated depreciation or amortization are removed from the accounts in the year of disposal, and any gains or losses are reflected in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

Intangible Assets:

The major classes of intangible assets, net of accumulated amortization as of December 27, 2001 and December 28, 2000 are summarized below (in millions):

                                                    2001              2000
                                Amortization    (Revised - See   (Revised - See
                                   Period          Note 2)           Note 2)
Goodwill                       10 to 40 years      $ 103.2           $108.0
Capitalized software              8 years             12.4              9.0
Core and developed technology     5 years              4.5              6.1
Contracts acquired             up to 10 years          0.2              0.6
Assembled workforce               7 years              4.6              5.6
Patent                           17 years              5.5              5.9
Total net intangibles                               $130.4           $135.2

Intangible assets are being amortized using the straight-line method for the periods noted above. Intangible asset amortization expense was $8,363, $16,524, and $12,586 in 2001, 2000, and 1999, respectively. Intangible asset amortization expense for 1999 includes $1.2 million acceleration of goodwill amortization due to impairment. Intangible asset accumulated amortization of $65,055 and $65,742 has been recorded through December 27, 2001 and December 28, 2000, respectively.

Long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for impairment, the Company estimates the future cash flows expected to result from the use of the asset. If impaired, the Company will write down the asset to its fair market value. If the asset is held for sale, the Company reviews its fair value less cost to sell. In 1999, the Company expensed $1.7 million related to impaired assets including the $1.2 million noted above.

The Company will adopt the Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," beginning on December 28, 2001, as required. The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair-value based test.

Derivative Financial Instruments:

The Company is exposed to market risk from changes in interest rates and, to a limited extent, foreign currency exchange rates that could affect its results of operations and financial condition or cash flows. The Company manages its exposure to these market risks through normal operating and financing activities and, when deemed appropriate, hedges these risks through the use of derivative financial instruments. The Company uses the term hedge to mean a strategy designed to manage risks of volatility in rate movements on certain assets, liabilities or anticipated transactions by creating a relationship in which gains or losses on derivative instruments are expected to counterbalance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks. The Company uses derivative financial instruments as a risk management tool and not for trading or speculative purposes.

Recently Issued Accounting Standards:

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair-value based test. Such testing requires a fair-value based assessment by reporting unit (which is defined as an operating segment or component of an operating segment) to determine if goodwill is impaired at the reporting unit level. SFAS No. 141 includes guidance relating to identification of intangible assets that should be recognized apart from goodwill. The Company is required to adopt SFAS No. 142 for fiscal year 2002 (the beginning of the fiscal year after December 15, 2001). The Company anticipates an annual increase to common stockholders' share of net earnings of approximately $2.9 million (net of tax), or $0.26 per diluted share, from the elimination of goodwill and assembled workforce amortization. The Company has completed the first step of the transitional impairment test in accordance with the provisions of SFAS No. 142 and has concluded that there has been no impairment of such assets as of the beginning of fiscal year 2002.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. In August 2001, the FASB issued No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 and Accounting Principles Board ("APB") No. 30 by establishing a single accounting model for long-lived assets to be disposed of by sale. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management does not expect SFAS No. 143 or SFAS No. 144 to have a material impact on the Company's results of operations or financial condition.

Consolidated Statements of Cash Flows:

The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

Investing and financing activities include the following:

                                     2001              2000             1999
Acquisitions of businesses:
  Assets acquired                    $  -           $  4,403          $ 212,642
  Liabilities assumed                   -             (2,783)           (45,138)
  Cash acquired                         -                -                   36
  Net cash                           $  -           $  1,620          $ 167,540

In 2000, the Company acquired certain assets and liabilities of a company that developed and marketed proprietary decision-support software and provided related consulting services to evaluate and profile performance of providers engaged in healthcare. The Company also acquired GTE Information Systems LLC in 1999. The purchase price of these acquisitions has been allocated to the assets acquired and liabilities assumed based on estimated fair value at the date of acquisition, under the purchase method of accounting.

Comprehensive Income:

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which requires the presentation and disclosure of comprehensive income. For the year ended December 27, 2001, total comprehensive income was $59.8 million and includes, in addition to net income, translation adjustment and other of $0.07 million, an adjustment to fair value of the derivative financial instruments of $0.9 million, and the cumulative effect of a change in accounting principle of $0.1 million for the adoption of SFAS No. 133 (see Note 7). Translation adjustment and other of $(0.01) million is the only component of comprehensive income for the year ended December 28, 2000, other than net income.

Reclassifications:

Certain prior year information has been reclassified to conform to the current year presentation.

(2)      Change in Accounting Method and Revision of Financial Statements

Subsequent to the issuance of the Company's financial statements for the year ended December 27, 2001 on April 11, 2002, the Company revised certain information in the Consolidated Financial Statements for the fiscal years ended December 30, 1999, December 28, 2000 and December 27, 2001 following discussions with the staff of the Securities and Exchange Commission ("SEC") regarding its method of accounting for certain long-term service contracts and the related applicability of the percentage of completion method to service contracts with the Federal Government. Previously, the Company followed the historical industry-wide practice of recording income from long-term service contracts using the percentage of completion method, in accordance with the AICPA "Audit and Accounting Guide, Audits of Federal Government Contractors," which incorporates as an appendix AICPA SOP No. 81-1, "Accounting for Performance of Construction Type and Certain Production-Type Contracts." Under this method, income is recognized at a consistent profit margin over the period of performance based on the estimated profit margin at the completion of the contract. Such a method has resulted in deferral of costs, including start-up costs, and deferral of profits on certain contracts. Under SOP No. 81-1, revenue can be recognized based on costs incurred as a measurement of progress towards completion, which can differ from other revenue recognition methods such as those outlined in SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue
Recognition in Financial Statements." Following discussions with the SEC's staff, it has been determined that percentage of completion accounting should be applied to long-term contracts which are specifically described in the scope section of AICPA SOP No. 81-1 and other appropriate accounting literature. All other long-term service contracts, even those with the Federal Government, should not apply the percentage of completion method. Accordingly, the Company changed its method for accounting on these long-term service contracts to be in accordance with SEC SAB No. 101 and other applicable generally accepted accounting principles. As a result of these changes, profit margins on a given long-term service contract could now fluctuate from one accounting period to another due to fluctuations in the revenue earned and costs incurred in a given accounting period.

In accordance with the SEC Staff's guidance, the Company has applied this change in accounting method retroactively to January 2000 (the effective date of SAB No. 101) and to the acquisition of DIS in December 1999. As a result, the financial statements of the Company for the fiscal years ended December 30, 1999, December 28, 2000, and December 27, 2001 have been revised to eliminate the deferral of such costs or profits on service contracts and to adjust revenue. Revenue was adjusted for certain fixed price service contracts and other service contracts, which had used cost incurred in relation to total estimated cost at completion as a measurement of progress towards completion under percentage of completion, in order to comply with SEC SAB No. 101, which prescribes recognizing revenue on a straight-line basis over the contract period or by other appropriate methods to measure services provided. The Company also intends to amend its previously filed Form 10-Q for the three months ended March 28, 2002. The cumulative effect of the change in accounting principle on prior years resulted in a one-time, non-cash reduction to net earnings of $4.8 million, net of taxes of $2.6 million, or $0.46 per diluted share, in 2000. The change in accounting method did not have any effect on the Company's cash flows in 2002, 2001, 2000, and 1999.

In the original 2001 Form 10-K/A filed on May 15, 2002, the Company had revised certain information in the Consolidated Financial Statements for the fiscal years ended December 30, 1999 and December 28, 2000 following discussions with the staff of the SEC regarding accounting principles articulated in SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises" and APB No. 16, "Business Combinations" as they related to the Company's acquisition of DIS from GTE Corporation in December 1999.

When the Company purchased DIS in December 1999, issues existed relating to the financial performance of certain DIS contracts and realization of certain DIS receivables. The Company disclosed in its 1999 Form 10-K that its purchase accounting was preliminary. During 2000, the Company continued its evaluation of the status of contracts at the date of acquisition. Primarily in the third quarter of 2000, the Company finalized its evaluation of the impact of the future cash flows related to the contracts based on information obtained through that quarter and recorded an increase to reserves through a purchase accounting adjustment. The purchase accounting adjustment also resulted in an increase to goodwill and deferred tax assets. At the end of the third quarter of 2001, the Company reversed a significant amount of the contract loss reserves as a result of entering into a modification of one of the contracts acquired. This was also accounted for as a purchase accounting adjustment, which resulted in a decrease to goodwill and deferred tax assets.

According to SFAS No. 38, the allocation period for purchase accounting adjustments ends when the acquiring enterprise is no longer waiting for information that it has arranged to obtain and that is known to be available or obtainable at the acquisition date. Items identified during the initial purchase period as "preacquisition contingencies" shall be included in the allocation of the purchase price based on the fair value of the contingency. The Company previously believed that the allocation period related to these preacquisition contingencies was still open during those periods. Although the Company stated in its 1999 Form 10-K that the purchase price allocation was preliminary, after discussions with the SEC's staff, the Company has determined that the allocation period for these preacquisition contingencies was no longer open in 2000 and 2001, and therefore the adjustments made should have been accounted for directly through the statement of operations, rather than as an adjustment to the original purchase accounting. As a result, the financial statements of the Company for the year ended December 28, 2000 and the nine months ended September 27, 2001 were revised to reflect the adjustments directly in the statements of operations. In addition, the 1999 financial statements were revised for the allocation of the DIS purchase price with respect to the valuation of an acquired contract in progress.

The effects of the revisions for the change in accounting method on long-term service contracts on the 2001, 2000, and 1999 financial data, and on the 2001 and 2000 unaudited quarterly financial data are presented in the tables below. The "As Reported" numbers are taken from the previously filed 2001 Form 10-K/A and include the revisions to 2000 and 1999 results related to the acquisition of DIS as previously disclosed.

                                             2001          2001          2000          2000         1999           1999
                                              As            As            As            As            As            As
                                           Reported       Revised      Reported      Revised       Reported      Revised


Statement of Operations Data:
Revenues                                  $1,960,375    $1,955,973    $1,809,109    $1,805,155    $1,345,281    $1,345,281
Cost of services                           1,813,991     1,810,273     1,781,825     1,778,329     1,280,239     1,280,239
Amortization of intangibles of
  acquired companies                           6,234         6,394        14,762        14,922        11,408        11,408
Earnings (loss) from continuing
  operations before income taxes,
  minority interest, extraordinary
  item, and cumulative effect of
  change in accounting principle              99,200        98,356      (56,233)      (56,851)       15,218        15,218

Provision (benefit) for income taxes          34,750        35,060      (20,936)      (20,827)        4,653         4,640

Minority interest                              3,538         2,462        3,515         2,622        2,968         2,968

Net earnings (loss)                            0,912        60,834      (38,812)      (43,416)        5,996         6,009
Common stockholders' share of net
  earnings (loss)                             58,522        58,444      (40,654)      (45,258)        5,902         5,915
Common   stockholders'   share  of  net
  earnings (loss) per common share:

Basic earnings (loss) per share                $5.54         $5.53       $(3.88)       $(4.32)        $0.59         $0.59

Diluted earnings (loss) per share              $5.27         $5.26       $(3.88)       $(4.32)        $0.57         $0.58

Balance Sheet Data:
Accounts receivable, net of allowance
  for doubtful accounts                     $353,990      $345,358     $335,621      $332,583      $355,020      $358,811

Prepaid income taxes                           2,126         2,158        1,139         1,153         6,558         6,572

Other current assets                          37,310        35,775       34,707        28,101        26,348        17,684
Intangible assets, net of accumulated
  amortization                               126,107       130,425      130,766       135,244       143,266       147,904

Deferred income tax asset                          -             -       10,339        10,013             -             -

Other Assets                                  49,330        48,687       40,203        38,942        51,511        51,511

Total assets                                 604,900       598,440      593,495       586,756       629,155       628,934

Accrued income taxes                             603           932        6,474         6,895         2,100         2,100
Accrued expenses                             208,666       207,029      200,006       198,330       131,274       130,989

Deferred income tax liability                  8,648        10,134            -             -         6,784         6,835

Other liabilities and deferred credits        36,603        34,634       87,566        86,673        38,409        38,409
Deficit                                      (55,012)      (59,681)     113,534)     (118,125)      (72,880)      (72,867)



                                                                                       2001 Quarters
                                                                                  (Unaudited and As Revised)
                                                 First Quarter           Second Quarter          Third Quarter    Fourth Quarter
                                                As          As          As          As          As        As      As         As
                                             Reported     Revised    Reported     Revised    Reported  Revised Reported   Revised



Statement of Operations Data:
Revenues                                      $440,073    $438,979  $476,900    $476,611   $504,113  $502,856  $539,289   $537,527
Gross profit                                    23,257      23,721    25,687      26,954     75,032    73,856    22,408     21,169
Earnings from continuing operations before
   income taxes and minority interest            6,533      6,957      8,911      10,138     59,426    58,210    24,330     23,051
Provision for income taxes                       2,546      2,787      3,430       4,086     21,221    20,060     7,553      8,127
Minority interest                                  611        476        934         635        925       532     1,068        819
Net earnings                                     3,376      3,694      4,547       5,417     37,280    37,618    15,709     14,105
Common stockholders' share of net earnings       2,825      3,143      3,979       4,849     36,652    36,990    15,066     13,462
Common stockholders' share of net earnings
   per common share:
Basic earnings per share                         $0.27      $0.30      $0.38       $0.46       $3.47     $3.50     $1.42     $1.27
Diluted earnings per share                       $0.26      $0.29      $0.36       $0.44       $3.30     $3.33     $1.35     $1.20

Balance Sheet Data:
Accounts receivable, net of allowance for
   doubtful accounts                          $314,825   $309,501   $322,910    $317,297    $316,653  $309,783  $353,990  $345,358
Other current assets                            40,280     36,237     36,900      34,288      39,134    36,477    39,436    37,933
Intangible assets, net of accumulated
   amortization                                127,908    132,346    125,495     129,893     124,672   129,030   126,107   130,425
Other assets                                    49,284     47,852     46,163      44,886      38,184    37,062    49,330    48,687
Total assets                                   568,224    561,863    562,349     557,245     557,650   551,360   604,900   598,440
Accrued expenses                               156,965    155,904    160,482     160,107     163,463   161,956   209,269   207,961
Other liabilities and deferred credits          85,590     84,562     86,719      85,392      38,782    39,571    45,251    44,768
Deficit                                       (110,710)  (114,982)  (106,733)   (110,135)    (67,569)  (73,142)  (55,012)  (59,681)





                                                                            2000 Quarters (a)
                                                                       (Unaudited and As Revised)

                                              First Quarter            Second Quarter        Third Quarter          Fourth Quarter
                                            As           As           As           As        As          As        As          As
                                         Reported      Revised     Reported     Revised   Reported     Revised  Reported    Revised


Statement of Operations Data:
Revenues                                 $428,500    $428,311     $445,302     $446,498  $467,673    $468,760   $467,634   $461,586
Gross profit (loss)                        19,650      15,217       25,024       24,374   (48,191)    (49,487)    30,801     36,722
Earnings (loss) from continuing
   operations before income taxes,
   minority interest, and cumulative
   effect of change in accounting
   principle                                  (54)     (4,527)       4,367        3,677     (69,199)  (70,535)     8,653     14,534
Provision (benefit) for income taxes         (313)     (1,786)       1,520        1,020     (24,717)  (24,794)     2,574      4,733
Minority interest                             577         577          635          764         625       304      1,678        977
Net earnings (loss)                          (318)     (8,088)       2,212        1,893     (45,107)  (46,045)     4,401      8,824
Common stockholders' share  of net
   earnings (loss)                           (742)     (8,512)       1,775        1,456     (45,590)  (46,528)     3,903      8,326
Common stockholders' share of net
   earnings (loss) per common share:
Basic earnings (loss) per share            $(0.07)     $(0.82)       $0.17        $0.14      $(4.34)   $(4.43)     $0.36      $0.79
Diluted earnings (loss) per share          $(0.07)     $(0.82)       $0.17        $0.14      $(4.34)   $(4.43)     $0.36      $0.79

Balance Sheet Data:
Accounts receivable, net of allowance
   for doubtful accounts                 $331,910    $332,637     $337,726     $339,649    $335,588  $338,598   $335,621   $332,583
Other current assets                       36,813      20,018       39,746       21,057      32,876    11,736     35,846     29,254
Intangible assets, net of accumulated
   Amortization                           138,723     143,321      136,038      140,596     135,043   139,561    130,766    135,244
Other assets                               52,987      51,206       44,704       43,096      61,560    60,125     50,542     48,955
Total assets                              606,537     593,286      604,550      590,735     623,996   608,949    593,495    586,756
Accrued expenses                          141,457     135,830      148,480      142,396     163,499   157,361    206,480    205,225
Other liabilities and deferred credits     46,015      46,066       35,809       35,989      82,377    82,236     87,566     86,673
Deficit                                   (73,591)    (81,266)     (71,969)     (79,881)   (117,716) (126,484)  (113,534)  (118,125)


(3)   Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

Accounts receivable and contracts in process, net, prepaid income taxes, accounts payable and accrued income taxes - The carrying amount approximates the fair value due to the short maturity of these instruments.

Long-term debt and other liabilities and deferred credits - The carrying values of the Company's Senior Secured Credit Agreement Loans, Revolving Credit Facility, and the 15% Subordinated Notes approximated their fair values at December 27, 2001 and December 28, 2000. The fair value of the Company's 9 1/2% Senior Subordinated Notes, based on the current rate as if the issue date was December 27, 2001 and December 28, 2000, was $102.2 million and $81.0 million, respectively, as compared to a book value of $99.7 million and $99.6 million as of December 27, 2001 and December 28, 2000, respectively. For the remaining long-term debt (see Note 5) and other liabilities and deferred credits, the carrying amounts approximate the fair values.

(4)   Accounts Receivable and Contracts in Process, Net

The components of accounts receivable and contracts in process were as follows for the years ending December 27, 2001 and December 28, 2000:


                                            2001 (Revised -     2000 (Revised -
                                            See Note 2)          See Note 2)
U.S. Government:
Billed and billable                            $282,266            $254,731
Recoverable costs and accrued profit on
   progress completed but not billed             17,026              22,763
Retainage due upon completion of contract         1,048               2,006
                                                300,340             279,500
Other Customers (primarily subcontracts from
   U.S. Government prime contracts and
   contracts with state, local and
   quasi-government agencies):
Billed and billable (less allowance for
   doubtful accounts of $6,637 in 2001 and
   $2,804 in 2000)                               37,315              49,157
Recoverable costs and accrued profit
   on progress completed but not billed           7,703               3,926
                                                 45,018             $53,083
                                               $345,358            $332,583

Billed and billable include amounts earned and contractually billable at year-end, but which were not billed because customer invoices had not yet been prepared at year-end. Recoverable costs and accrued profit on progress completed but not billed is composed primarily of amounts recognized as revenues, but which are not contractually billable at the balance sheet dates. It is expected that all amounts outstanding at December 27, 2001 will be collected within one year except for approximately $6.3 million.

(5)   Long-term Debt

At December 27, 2001 and December 28, 2000, long-term debt consisted of:


                                                             2001        2000
Senior Secured Credit Agreement - Term A Loan            $  70,000    $ 70,000
Senior Secured Credit Agreement - Term B Loan               76,900      76,900
Senior Secured Credit Agreement - Revolving Credit Facility     --          --
15% Subordinated Notes                                      37,903      37,349
9-1/2% Senior Subordinated Notes                            99,674      99,627
Notes Payable                                                  128         137
                                                           284,605     284,013
                Less current portion                        20,123         124
                                                          $264,482    $283,889

Debt maturities as of December 27, 2001, were as follows:

          2002                                           $  20,123
          2003                                              25,005
          2004                                              28,083
          2005                                              29,400
          2006                                              47,500
          Thereafter                                       134,494
                                                          $284,605

On December 10, 1999, the Company and its wholly-owned subsidiary, Dyn Funding Corporation, entered into a Senior Secured Credit Agreement (the "Credit Agreement") with a group of financial institutions. Under the Credit Agreement, the Company borrowed $100.0 million under Term A Loans maturing December 9, 2004, $100.0 million under Term B Loans maturing December 9, 2006, and $23.8 million under a $90.0 million revolving line of credit maturing December 9, 2004. Of the total borrowings under the Credit Agreement, $125.0 million was used for partial payment of the purchase price for GTE Information Systems LLC. An additional $112.0 million of the borrowings was used to make an optional redemption of Dyn Funding Corporation's outstanding 7.486% Fixed Rate Contract Receivable Collateralized Notes, Series 1997-1, Class A and to reduce irrevocably Dyn Funding Corporation's Floating Rate Contract Receivable Collateralized Notes, Series 1997-1, Class B. The remainder was used to pay transactional expenses and for general corporate operating purposes. Upon the closing of the Credit Agreement, the Company terminated its previous revolving line of credit facility.

The Credit Agreement stipulates that the Company must maintain certain financial ratios, including specified ratios of earnings to fixed charges, debt to earnings, and accounts receivable to borrowings, under the Credit Agreement.


On December 10, 1999, the Company incurred an extraordinary loss of $2.5 million ($1.6 million after tax or $0.16 for basic and diluted earnings per share) in connection with the early retirement of the $50.0 million 7.486% Fixed Rate Contract Receivable Collateralized Notes. The extraordinary loss was comprised of the payment of a yield maintenance premium and the write-off of associated debt issuance costs.


On December 28, 2000, the Company voluntarily repaid $30.0 million of Term A Loans, prepaying all scheduled principal installments due in 2001 and partially prepaying the scheduled principal installment due in February 2002. As a consequence of this prepayment, the Term A Loans are to be repaid in an installment of $1.3 million in February 2002 and then eleven quarterly installments of $6.3 million beginning in May 2002. On March 7, 2000, the Company voluntarily repaid $7.1 million of Term B Loans, prepaying all scheduled principal payments of Term B Loans from February 2001 through December 2004, and partially prepaying the scheduled principal payment due in February 2005. On December 28, 2000, the Company voluntarily repaid $15.0 million of Term B Loans, prepaying the remaining scheduled principal payment due in February 2005 and partially prepaying the scheduled principal payment due in May 2005. As a consequence of these prepayments, the Term B Loans are to be repaid in an installment of $5.7 million in May 2005 and then six quarterly installments of $11.9 million beginning in August 2005. At the option of the Company, borrowings under the Credit Agreement bear interest at either LIBOR or a base rate established by the bank, plus a margin that varies based upon the Company's ratio of debt to earnings.

The Company is charged a commitment fee of 0.5% per annum on unused commitments under the revolving line of credit. As of December 27, 2001 and December 28, 2000, there were no borrowings and $11.1 million and $9.5 million of letters of credit were outstanding, respectively, under the revolving line of credit. The amount available under the revolving line of credit was $78.9 million and $80.5 million, respectively, as of December 27, 2001 and December 28, 2000. The Company also has $7.2 million in outstanding surety obligations for performance and payment bonds supporting various contracts. These bonds are partially collateralized with letters of credit, the value which is included in $11.1 million noted above.

On December 10, 1999, the Company entered into an agreement with various financial institutions for the sale of $40.0 million face value of the Company's subordinated pay-in-kind notes due in 2007, with an estimated fair value of $33.9 million ("Subordinated Notes"), and for the sale of 426,217 shares of the Company's stock with an estimated fair value of $6.1 million (see Note 9). The proceeds were used for payment of the balance of the purchase price for GTE Information Systems LLC. The Subordinated Notes bear interest at 15.0% per annum, payable semi-annually. The Company may, at its option, prior to December 15, 2004, pay the interest in cash or in additional Subordinated Notes. The Subordinated Notes are redeemable, in whole or in part, at the option of the Company, on or after December 15, 2000 at a redemption price that ranges from 114.0% in 2000 to 100.0% in 2006 and thereafter. The Subordinated Notes are general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior debt of the Company and to the Senior Subordinated Notes. On December 28, 2000, the Company paid $3.2 million cash interest on the Subordinated Notes. On December 26, 2001, two of the holders sold 140,000 of these shares on the Company's internal market and those shares are no longer subject to the put right. This transaction reduced Temporary Equity on the Consolidated Balance Sheet by $5.7 million.

On March 17, 1997, the Company issued $100.0 million of 9 1/2% Senior Subordinated Notes ("Senior Subordinated Notes") with a scheduled maturity in 2007. Interest is payable semi-annually, in arrears, on March 1 and September 1 of each year. The Senior Subordinated Notes are redeemable, in whole or in part, at the option of the Company, on or after March 1, 2002 at a redemption price which ranges from 104.8% in 2002 to 100.0% in 2005 and thereafter. In addition, the Company may redeem up to 35.0% of the aggregate principal amount of the Senior Subordinated Notes (at a redemption price of 109.5%) with proceeds generated from a public offering of equity, provided at least 65.0% of the original aggregate amount of the Senior Subordinated Notes remains outstanding. The Senior Subordinated Notes are general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior debt of the Company.

The Credit Agreement and the indentures for the Subordinated Notes and Senior Subordinated Notes contain customary restrictions on the ability of the Company to undertake certain activities, such as the incurrence of additional debt, the payment of dividends on, or the repurchase of, the Company's common stock, the merger of the Company into another company, the sale of substantially all the Company's assets, and the acquisition of the stock or substantially all the assets of another company. The Credit Agreement also stipulates that the Company cannot exceed a certain level of capital expenditures and must maintain certain financial ratios, including specified ratios of earnings to fixed charges, debt to earnings, and accounts receivable to borrowings under the Credit Agreement. At December 27, 2001 and December 28, 2000, the Company was in compliance with these covenants.

The Company acquired the headquarters property of Technology Applications, Inc. ("TAI") on November 12, 1993, in conjunction with its acquisition of TAI, and assumed a mortgage on the property of $3.3 million bearing interest at 8.0% per annum. On February 29, 2000, the Company sold the property for $10.5 million in cash and simultaneously entered into a lease agreement for the property. The 8.0% mortgage was repaid with proceeds from the sale of the property.

Deferred debt issuance costs are being amortized using the effective interest rate method over the term of the related debt. At December 27, 2001, and December 28, 2000, unamortized deferred debt issuance costs were $8,105 and $10,071, respectively and amortization for 2001, 2000, and 1999 was $1,966, $2,300, and $1,210, respectively. Amortization of debt issue discount was $601, $43, and $39 in 2001, 2000, and 1999, respectively.

Cash paid for interest was $31,692 for 2001, $31,458 for 2000, and $16,209 for 1999.

(6)   Accrued Expenses

At December 27, 2001 and December 28, 2000, accrued expenses consisted of the following:

                                          2001 (Revised -      2000 (Revised -
                                           See Note 2)           See Note 2)
 Salaries and wages                         $ 96,348             $ 79,216
 Insurance reserve                            30,511               25,298
 Interest                                      4,541                7,279
 Payroll and miscellaneous taxes               9,726               19,925
 Accrued contingent liabilities and
  and operating reserves                      12,598               16,734
 Other accrued expenses                       53,305               49,878
                                            $207,029             $198,330

(7)   Derivative Financial Instruments

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133," on December 29, 2000. SFAS No. 133 requires the transition adjustment, net of the tax effect, resulting from adopting these Statements to be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income based on the guidelines stipulated in SFAS No. 133. The adoption of the standard did not have a material impact on the Company's results of operations, financial condition or cash flows, but did reduce accumulated other comprehensive income by $0.1 million, or $0.01 per diluted share, for the cumulative effect of a change in accounting principle. The adjustments to fair value of the derivative instruments during 2001 resulted in additional decreases in accumulated other comprehensive income of $0.9 million.

The Company has managed its exposure to changes in interest rates by effectively capping at 7.5% the base interest rate on a notional amount of $100.0 million of its LIBOR indexed debt until February 2002. This option had no value at the transition date of SFAS No. 133. In December 2000, the Company entered into a two year and 28-day swap agreement, wherein the Company pays approximately 6.2% annualized interest on a notional amount of $35.0 million on a quarterly basis beginning on January 4, 2001 and ending on January 6, 2003. The objective of this transaction is to neutralize the cash flow variability on designated portions of the Company's Senior Secured Credit Agreement Term A and Term B loans, which have a floating-rate, that may be caused by fluctuations in market interest rates. The adjustments to fair value of this derivative instrument during 2001 resulted in additional decreases in accumulated other comprehensive income of $0.9 million. This swap is perfectly effective at its objective, and accordingly, there are no existing gains or losses as of December 27, 2001 that are expected to be reclassified into earnings within the next twelve months.

(8)   Employee Stock Ownership Plan

In September 1988, the Company established an Employee Stock Ownership Plan ("ESOP"). The Company borrowed $100.0 million and loaned the proceeds, on the same terms as the Company's borrowings, to the ESOP to purchase 4,123,711 shares of common stock of the Company. The ESOP acquired additional shares from 1993 through 2001 either through contributions of stock from the Company, or contributions of cash from the Company with which the ESOP then purchased shares either from the Company, on the Internal Market, or directly from other stockholders. From time to time, the Company loaned additional funds to the ESOP to buy shares, and the ESOP issued notes to the Company in like amounts. The notes, and related accrued interest, were paid in full as of June 29, 2000.

In 1999, the ESOP utilized 1999 contributions and loans to make the required principal and interest payments on the aforementioned notes, pay administrative fees, purchase 95,735 shares of stock on the internal market and purchase 273,139 shares of stock from other stockholders. In 2000, the ESOP utilized 2000 contributions and loans to make the required principal and interest payments on the aforementioned notes, pay administrative fees, purchase 27,490 shares of stock on the internal market and purchase 25,175 shares of stock from other stockholders. The ESOP covered a majority of the employees of the Company. Participants in the ESOP become fully vested after four years of service. Effective January 1, 2001, the Company established two new plans: the Savings and Retirement Plan and the Capital Accumulation and Retirement Plan (collectively, the "Savings Plans"). At the same time, the ESOP was merged into the two plans. The Company stock accounts of participants in the ESOP were transferred to one or the other of the Savings Plans' trusts, and Savings Plans participants have the same distribution and put rights for these ESOP shares as they had in the ESOP. See Note 13 for discussion of the Savings Plans. At December 27, 2001 the Savings Plans owned 8,869,936 shares, or 84.3% of total outstanding shares, of which 7,142,510 shares had ESOP put options. In 2000 and 1999, cash contributions to the ESOP were $13,350 and $13,220, respectively and were charged to Cost of Services and Corporate General and Administrative Expenses. In 2001 the Company made cash contributions to the Savings Plans totaling $20,975 (the employer match and supplemental contribution). The employer match of $18,793 included in this total was charged to Cost of Services and Corporate General and Administrative Expenses and the supplemental contribution of $2,182 in this total was charged to Treasury Stock.

(9)   Redeemable Common Stock

Common stock which is redeemable has been reflected as Temporary Equity at the redemption value at each balance sheet date and consists of the following:

                                      Balance at                     Balance at
                           Redemption  December           Redemption   December
                  Shares      Value    27, 2001   Shares    Value      28, 2000

ESOP Shares      2,995,783   $47.00    $140,802  3,313,729  $35.25    $116,809
                 4,146,727   $44.75     185,566  4,190,924  $29.00     121,537

                 7,142,510             $326,368  7,504,653            $238,346
Other Redeemable
  Common Stock     286,217   $24.34   $   6,967    426,217  $18.73   $   7,984


ESOP Shares

In accordance with ERISA regulations and the ESOP documents, the respective Trust may purchase and the Company is obligated to purchase vested common stock shares from ESOP participants (see Note 8) at the fair value (as determined by an independent appraiser) until such time as the Company's common stock is publicly traded. The shares initially bought by the investors, including the ESOP, in 1988 were bought at a "control price," reflecting the higher price that buyers typically pay when they buy an entire company (as the ESOP and other investors did in the 1988 Leveraged Buy-Out). A special provision in the ESOP permits participants to receive a "control price" when they sell these shares back to the Company under the ESOP's "put option" provisions. This "control price," as determined by the trustee was $47.00 per share as of December 27, 2001. The additional shares obtained by the ESOP in 1994 through 2001 were at a "minority interest price," reflecting the lower price that buyers typically pay when they are buying shares of a company in the market place. Participants do not have the right to sell these shares at the "control price". The minority interest price as determined by the trustee was $44.75 per share as of December 27, 2001. Participants receive their vested shares upon retirement, becoming disabled, or death over a period of one to five years and for other reasons of termination over a period of one to ten years, all as set forth in the Plan documents. The ESOP Trust ("ESOT") or the Company purchases participants' shares at the applicable price, utilizing cash available from the Company's contributions and loans (see Note 8). The participant can elect to retain distributed ESOP shares instead of a participant put. Based on fair values of $47.00 and $44.75 per share as of December 27, 2001, the estimated maximum contingent liability to repurchase shares from the ESOP participants upon death, disability, retirement and termination is as follows: $19,996 in 2002, $24,340 in 2003, $26,292 in 2004, $24,228 in 2005, $20,873 in 2006 and $210,639
thereafter. Under the Subscription Agreement with the ESOP dated September 9, 1988, the Company is permitted to defer put options if, under Delaware law, the capital of the Company would be impaired as a result of such repurchase. As explained above in Note 8, the ESOP was merged into the Savings Plans effective January 1, 2001. All rights and obligations of the ESOP and its participants remain intact in the Savings Plans.

Other Redeemable Common Stock

On December 10, 1999, the Company entered into an agreement with various financial institutions for the sale of 426,217 shares of the Company's stock and Subordinated Notes (see Note 5). Under a contemporaneous registration rights agreement, the holders of these shares of stock will have a put right to the Company commencing on December 10, 2003, at a price of $40.53 per share, unless one of the following events has occurred prior to such date or the exercise of the put right: (1) an initial public offering of the Company's common stock has been consummated; (2) all the Company's common stock has been sold; (3) all the Company's assets have been sold in such a manner that the holders have received cash payments; or (4) the Company's common stock has been listed on a national securities exchange or authorized for quotation on the NASDAQ National Market System for which there is a public market of at least $100 million for the Company's common stock. If, at the time of the holders' exercise of the put right the Company is unable to pay the put price because of financial covenants in loan agreements or other provisions of law, the Company will not honor the put at that time, and the put price will escalate for a period of up to four years, at which time the put must be honored. The escalation rate increases during such period until the put is honored, and the rate varies from an annualized factor of 22.0% for the first quarter after the put is not honored up to 52.0% during the sixteenth quarter. The annual accretion in the fair value of these shares is reflected as a reduction of Common Stockholders' Share of Net Earnings on the Consolidated Statements of Operations. On December 26, 2001, two of the holders sold 140,000 of these shares on the Company's internal market and those shares are no longer subject to the put right.

In conjunction with the acquisition of TAI in November 1993, the Company issued put options on 125,714 shares of common stock. The holder could, at any time commencing on December 31, 1998 and ending on December 31, 2000, sell these shares to the Company at a price per share equal to the greater of $17.50; or, if the stock is publicly traded, the market value at a specified date; or, if the Company's stock is not publicly traded, the ESOP control price at the time of exercise. On January 12, 1999, the holder exercised the put option on these shares at the applicable price of $24.25 per share.

Following are the changes in Redeemable Common Stock for the three years ended December 27, 2001:
                                                Redeemable Common Stock
                                          Other         ESOP            Total
Balance, December 31, 1998               $ 3,049      $180,812        $183,861
 Exercise of put option                   (3,049)            -          (3,049)
 Shares purchased by the Company               -        (1,899)         (1,899)
 Shares purchased by the ESOP                  -         6,466           6,466
 Shares purchased on the Internal
   Market                                      -         2,319           2,319
 Shares released from collateral               -        10,577          10,577
 Shares pledged as collateral                  -       (11,082)        (11,082)
 ESOP diversification (a)                      -          (753)           (753)
 Issuance of common stock with put rights  6,048             -           6,048
 Adjustment of shares to fair value           94        (3,466)         (3,372)
 Balance, December 30, 1999                6,142       182,974         189,116
 Shares purchased by the ESOP                  -           568             568
 Shares purchased on the Internal Market       -           612             612
 Shares released from collateral               -         2,958           2,958
 Shares pledged as collateral                  -          (300)           (300)
 Adjustment of shares to fair market value 1,842        51,534          53,376
 Balance, December 28, 2000                7,984       238,346         246,330
 Shares purchased by/contributed to the
 Savings Plans                                 -       (11,569)        (11,569)
 Shares sold on the Internal Market       (3,407)       (2,420)         (5,827)
 Shares purchased on the Internal Market       -         1,598           1,598
 ESOP diversification (a)                      -        (1,046)         (1,046)
 Adjustment of shares to fair market value 2,390       101,459         103,849
 Balance, December 27, 2001               $6,967      $326,368        $333,335

(a) Under diversification rules, as defined by the Plan, ESOP participants have the option of receiving a distribution of up to 25.0% of their aggregate accounts, in order to convert Company stock into another type of investment. The option extends over a five-year period beginning after the participant has reached age 55 and has ten years of participation in the ESOP. At the sixth year, the distribution right increases to 50.0% of the participant's account less any amounts previously paid.

(10)   Common Stock

At December 27, 2001, common stock includes shares issued to outside investors, officers and directors, current and former employees, the ESOP, and the Savings Plans, as well as any ESOP or Savings Plan shares that have been distributed in kind to former participants in the plans.

(11)   Restricted Stock

The Company had a Restricted Stock Plan (the "Plan") under which management and key employees could be awarded shares of common stock based on the Company's performance. The Company initially reserved 1,023,037 shares of common stock for issuance under the Plan. Under the Plan, Restricted Stock Units ("units") were granted to participants who were selected by the Compensation Committee of the Board of Directors. Each unit entitled the participant upon achievement of the performance goals (as defined in the Plan) to receive one share of the Company's common stock. Units could not be converted into shares of common stock until the participant's interest in the Units had vested. Vesting occurred upon completion of the specified periods as set forth in the Plan. All units granted under the Plan have vested or have been forfeited and all vested shares have been subsequently distributed or deferred until a future distribution date. Of the deferred shares, 105,898 remain to be distributed.

(12)   Acquisitions and Dispositions

On December 27, 2001, the Company completed the merger of its wholly-owned subsidiary, DynCorp Management Resources, Inc. ("DMR"), the Company's state and local government services subsidiary, into TekInsight.com, Inc. The merger between TekInsight.com Inc. and DMR formed the new entity DynTek, Inc. DynTek, Inc. is a public company listed on NASDAQ under the symbol DYTK. DynTek, Inc. is a provider of information technology and outsourced management services to state and local governments serving customers across 17 states. On a pro forma basis, DynTek, Inc. had revenues of approximately $77.2 million for the fiscal year ended June 30, 2001.

The Company received 18,336,664 shares of class B common stock of DynTek, Inc. These shares are not registered, but the Company has the right to require DynTek, Inc. to register the shares. An independent appraisal of these shares resulted in a value of $31.0 million for these shares at December 27, 2001. This transaction resulted in a gain on the sale of approximately $29.1 million; however, under GAAP the Company recognized only 60% of the gain or $17.4 million for this non-monetary transaction because the Company has a 40% ownership interest in the new entity, DynTek, Inc.

The $17.4 million gain on the disposal of DMR is partially offset by DMR's $13.4 million operating loss. Since the Company has a 40% interest in DynTek, Inc. and does not have control, it will account for its investment on the equity basis of accounting going forward. The Company has the right to appoint people to three of the seven director positions on the board of DynTek, Inc.

As part of the merger agreement, the Company has contract obligations for several outstanding performance bonds on certain DMR contracts, which total approximately $3.4 million as of December 27, 2001. DynTek, Inc. has agreed to make its best effort to replace the bonds with its own obligations. The Company is also obligated to the Commonwealth of Virginia for satisfactory performance on DMR's contract to provide non-emergency medical transportation services in Virginia. Should DynTek, Inc. default on the Virginia contracts and/or any of the performance bonds, it could result in financial losses for the Company.

In the first quarter of 2002, the Company paid $2.6 million to DynTek, Inc. in resolution of a dispute concerning the adequacy of DMR's working capital at the time of closing. The Company recorded the $2.6 million payment as a liability at December 27, 2001, and included the $2.6 million payment in its calculation of the gain on the sale. DynTek, Inc. is currently seeking additional financing.

In September 2000, the Company purchased for $2.5 million certain assets and liabilities of a company which develops and markets proprietary decision-support software and provides related consulting services to evaluate and profile performance of healthcare providers. The purchase price has been allocated to the assets acquired and liabilities assumed based on preliminary estimated fair value at the date of acquisition, under the purchase method of accounting. Goodwill, net of accumulated amortization, associated with this purchase is $2.7 and $2.9 million as of December 27, 2001 and December 28, 2000, respectively and is being amortized over 15 years.

On December 10, 1999, the Company acquired GTE Information Systems LLC, a subsidiary of GTE Corporation, for $167.5 million in cash and has accounted for the acquisition as a purchase. The purchase price was allocated to the assets acquired and the liabilities assumed based on estimated fair value at the date of acquisition. On December 13, 1999, the name of GTE Information Systems LLC was changed to DynCorp Information Systems LLC ("DIS"). It operates as a separate subsidiary of the Company. Operating results for DIS have been included from the date of acquisition. Goodwill, net of accumulated amortization, associated with this purchase is $57.2 and $59.6 million as of December 27, 2001 and December 28, 2000, respectively, and is being amortized over 30 years.

The following unaudited pro forma combined financial information presents the historical results of operations of the Company and DIS, with pro forma adjustments as if DIS had been acquired as of the beginning of the period presented. The unaudited pro forma information is not necessarily indicative of what the results of operations actually would have been if the transaction had occurred as of the beginning of the period, or of future results of operations. The unaudited pro forma information does not reflect purchase accounting adjustments for any preacquisition contingencies or losses.

                                                      1999
                                            (Unaudited and Revised -
                                                   See Note 2)
Revenue                                            $1,560,971
Net earnings                                         $ 4,164
Basic earnings per share                             $ 0.42
Diluted earnings per share                           $ 0.41

(13)   Savings Plans

In 2000 and 1999, the Company had a Savings and Retirement Plan ("SARP") which was intended to qualify under section 401(k) of the Internal Revenue Code ("IRC"). The plan allowed eligible employees to defer 1.0% to 15.0% of their compensation on a pretax basis for contribution to their SARP accounts. In 1996, the Company began matching 100.0% of the first 1.0% of employee deferrals and 25.0% of the next 4.0% of employee contributions, provided the employee contribution was invested in Company stock funds. Matching contributions are invested in additional shares of the Company's common stock.

Effective January 1, 2001, the Company revised its SARP to establish two plans: the Savings and Retirement Plan and the Capital Accumulation and Retirement Plan ("Savings Plans"), which are intended to qualify under section 401(k) of the IRC. At the same time, the ESOP was merged into the two plans. The Company stock accounts of participants in the ESOP were transferred to one or the other of the Savings Plans, and Savings Plan participants have the same distribution and put rights for these ESOP shares as they had in the ESOP. Substantially all employees participate in one of the two Savings Plans.

Under the revised Savings and Retirement Plan, the Company may make a matching contribution of 50.0% of the first 8.0% of compensation deferred by the employee and an additional matching contribution of 50.0% of the first 3.0% of compensation so deferred which is invested in the Company stock investment fund; the Company may also make a discretionary contribution of 1.0% of compensation on behalf of eligible participants. All Company contributions are invested in the Company stock investment fund for such participants. Under the Capital Accumulation and Retirement Plan, the initial Company matching contribution is 25.0% of the first 8.0% of compensation deferred by the employee, and the additional matching contribution for investments in the Company stock investment fund is the same. Under the Capital Accumulation and Retirement Plan, the Company may also make a discretionary contribution of 2.0% of compensation. All Company contributions, other than those used to pay administrative expenses are either in the form of Company stock or cash to be used by the Savings Plans to acquire Company stock. Beginning in January 2001, the Plans allow eligible employees to defer 1.0% to 18.0% of their compensation on a pretax basis for contribution to their Savings Plans' accounts.

In 2001, the Company contributed $2,182 to the Savings Plans to cover the difference between the control price and the minority interest price on the ESOP shares which were put back to the Company during 2001 under the ESOP's "put option" provisions. This amount was recorded as an increase to Treasury Stock on the Consolidated Balance Sheet in 2001, due to the put obligation on the shares being removed at the time the shares were purchased back by the Company.

The Company has expensed approximately $2,617, and $1,937 in 2000, and 1999, respectively, related to the employer matching contributions to the SARP. These amounts were charged to Cost of Services and Corporate General and Administrative Expenses.

In 2001, the Company expensed approximately $18,792 for the employer match into the Savings Plans which was charged to Cost of Services and Corporate General and Administrative Expenses.

(14)   Income Taxes

As prescribed by SFAS No. 109, "Accounting for Income Taxes," the Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Valuation allowances are provided if required.

Earnings (loss) from continuing operations before income taxes, minority interest, extraordinary item (see Note 5), and cumulative effect of change in accounting principle (see Note 2) were derived from the following:

                                            Fiscal Years Ended
                            2001 (Revised -    2000 (Revised -   1999 (Revised -
                              See Note 2)        See Note 2)      See Note 2)
  Domestic operations          $ 96,895         $ (57,248)         $ 14,489
   Foreign operations             1,461               397               729
                               $ 98,356         $ (56,851)         $ 15,218

The provision (benefit) for income taxes consisted of the following:

                                            Fiscal Years Ended
                         2001 (Revised -    2000 (Revised -     1999 (Revised -
                          See Note 2)        See Note 2)         See Note 2)
Current:
  Federal                 $ 5,017            $  11,525            $  1,564
  Foreign                     546                1,700                 120
  State                       437                  471                 636
                            6,000               13,696               2,320
Deferred:
  Federal                  29,060              (34,793)              4,465
  Foreign                       -                    -                   -
  State                       374                 (486)             (2,167)
                           29,434              (35,279)              2,298
Valuation Allowance:
  Federal                       -                    -                   -
  State                      (374)                 756                  22
                             (374)                 756                  22
Total                    $ 35,060            $ (20,827)           $  4,640

The components of deferred taxes are as follows:

                                     December 27, 2001      December 28, 2000
                                   (Revised - See Note 2) (Revised - See Note 2)
Deferred tax liabilities:
Employee benefits                  $      (450)                 $   (901)
Contract revenue recognition           (15,094)                   (8,154)
Other, net                              (6,693)                     (847)
Total deferred tax liabilities         (22,237)                   (9,902)

Deferred tax assets:
Deferred compensation                    1,029                     1,085
Operating reserves and other accruals   19,880                    35,372
Depreciation and amortization              443                     1,620
Benefit of state tax on temporary
 differences state net operating
 loss carryforwards                      5,140                     5,514
Total deferred tax assets               26,492                    43,591
Total temporary differences before
 valuation allowances                    4,255                    33,689
Valuation Allowances:
State                                   (5,140)                   (5,514)

Total temporary differences affecting
  tax provision                           (885)                   28,175
"Safe harbor" leases                    (3,903)                   (4,035)
Acquired postretirement benefit plan
liability                                3,056                     4,055

Net deferred tax (liability) asset    $ (1,732)                  $28,195

No valuation allowance was required for the Company's federal deferred tax assets at December 27, 2001 and December 28, 2000. State valuation allowances represent reserves for income tax benefits, which are not recognized due to uncertainty regarding future earnings in the applicable states. The net deferred tax asset includes current deferred tax assets of $8,402 and $18,182 as of December 27, 2001 and December 28, 2000, respectively, which are included in Other Current Assets on the Consolidated Balance Sheets.

The Company's U.S. federal income tax returns have been cleared with the IRS through 1997.

Cash paid for income taxes was $12,084 for 2001, $5,514 for 2000, and $4,942 for 1999.

The tax provision (benefit) differs from the amounts obtained by applying the statutory U.S. federal income tax rate to the earnings from continuing operations before minority interest. The differences are reconciled as follows:

                                                    Fiscal Years Ended
                                   2001(Revised -  2000(Revised - 1999(Revised -
                                     See Note 2)   See Note 2)     See Note 2)

Expected federal income tax provision
(benefit)                            $  34,425   $  (19,898)       $  5,326
Minority interest not included in
 tax provision                            (405)        (519)           (446)
State and local income taxes, net
 of federal income tax benefit
 (provision)                               284          482          (1,637)
Nondeductible amortization of
intangibles and other costs                601          590           1,160
Foreign income tax provision               546        1,700             120
Foreign and fuel tax credits              (592)      (2,614)            (54)
Other, net                                 201         (568)            171
Tax provision (benefit)               $ 35,060     $(20,827)        $ 4,640


The Company has state net operating loss carryforwards available to offset future taxable income. Following are the net operating losses by year of expiration:

         Year of Expiration                 State Net Operating Losses
2001                                             $      607
2002                                                    727
2003                                                  1,079
2004                                                  5,290
2005                                                    956
Through 2020                                         62,181
                                                   $ 70,840

(15)   Pension and Postretirement Benefits Plans

Multi-employer Pension Plan

Union employees who normally are not participants in the ESOP or Savings Plans may be covered by multi-employer pension plans under which the Company pays fixed amounts, generally based on hours worked, according to the provisions of the various labor contracts. In 2001, 2000, and 1999, the Company expensed $5,063, $4,077, and $3,954, respectively, for these plans. Under the Employee Retirement Income Security Act of 1974 as amended by the Multi-employer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multi-employer plan for its proportionate share of the plan's unfunded vested benefits liability. Based on information provided by the administrators of the majority of these multi-employer plans, the Company does not believe there is any significant amount of unfunded vested liability under these plans.

Defined Benefit Pension Plans

On December 11, 1999, the Company's subsidiary, DIS, established the DIS Pension Plan for Salaried Employees, which is a noncontributory defined benefit pension plan sponsored by DIS, covering a majority of DIS's employees. The benefits to be paid under this plan are generally based on years of credited service and average final earnings. DIS' funding policy, subject to the minimum funding requirements of employee benefit and tax laws, is to contribute such amounts as are determined on an actuarial basis to accumulate funds sufficient to meet the plan's benefit obligation to employees upon their retirement. The assets of the plan consist primarily of corporate equities, government securities, and corporate debt securities.

Certain participants who terminate from the Company as a result of a reduction in work force receive Involuntary Separation Payments ("ISEP") from the DIS Pension Plan for Salaried Employees, based on salary and length of service.

Also on December 11, 1999, certain of DIS's union employees began participating in the DynCorp Information Systems LLC Union Pension Plan, which is a noncontributory defined benefit pension plan. DIS union employees are also eligible for a postretirement healthcare and life insurance benefit plan, sponsored by DIS.

Postretirement Benefit Plan

On December 11, 1999, a majority of DIS's then-current employees became covered under a postretirement healthcare and life insurance benefit plan sponsored by DIS. The determination of benefit cost for the postretirement health plan is generally based on comprehensive hospital, medical and surgical benefit plan provisions.

The following is a reconciliation of the benefit obligations, plan assets, and funded status of the Company's Defined Benefit Pension and Union Pension Plans and Postretirement Benefit Plan:

Change in Benefit Obligation:       Pension Benefits    Postretirement Benefits
                                    2001         2000      2001           2000
Benefit obligation at beginning
 of year                           $37,455     $44,448   $22,632        $21,608
Service cost                         3,148       2,943        78            188
Interest cost                        3,302       3,633     1,552          1,631
Actuarial loss (gain)                6,722      (3,761)     (913)           779
Participant contributions                -           -       102             96

ISEP benefits paid                  (2,228)       (563)        -              -
Other benefits paid                 (6,348)     (9,245)   (1,327)        (1,670)
Benefit obligation at end of year  $42,051     $37,455   $22,124        $22,632

Change in Plan Assets:              Pension Benefits   Postretirement Benefits
                                   2001         2000      2001           2000
Fair value of assets at beginning
of year                            $50,540     $57,604   $ 7,021        $12,090
Actual return on plan assets        (1,962)      2,744    (2,996)             -
Employer contributions                   -           -     1,226         (3,495)
Employee contributions                   -           -       102             96
ISEP benefits paid                  (2,228)       (563)        -              -
Other benefits paid                 (6,348)     (9,245)   (1,327)        (1,670)
Fair value of assets at end
 of year                           $40,002     $50,540   $ 4,026        $ 7,021

Funded Status Reconciliation:      Pension Benefits    Postretirement Benefits
                                   2001         2000    2001              2000
Funded status                    $(2,049)    $13,085   $(18,098)       $(15,611)
Unrecognized prior service cost        2           -          -               -
Unrecognized net actuarial
(gain) loss                       11,615      (1,564)     4,102           1,545
Net prepaid (unfunded) benefit
 cost                           $  9,568     $11,521   $(13,996)       $(14,066)

Assumptions:                       Pension Benefits     Postretirement Benefits
                                   2001        2000     2001              2000
Discount rate                      7.3%        7.5%     7.3%              7.5%
Varying rates of increase in
  compensation levels
  based on age                     4.8%        5.0%     N/A               N/A
Expected weighted-average
long-term rate of return
assets                             9.0%        9.0%     6.8%              6.8%
Assumed health care cost trend rate:
     Post-65 claim group           N/A         N/A      6.3%              6.5%
     Pre-65 claim group            N/A         N/A      6.3%              6.5%

Net  periodic  pension  cost  and  postretirement  benefit  costs  included  the following:
                               Pension Benefits        Postretirement Benefits
                             2001             2000     2001              2000
Service cost              $  3,146          $ 2,943   $   78          $   188
Interest cost                3,302            3,633    1,552            1,631
Expected return on plan
 assets                     (4,496)          (4,942)    (474)            (765)
Net periodic pension cost  $ 1,952          $ 1,634  $ 1,156          $ 1,054

For the postretirement benefit plan the health care cost trend rates are assumed to decline gradually by 0.3% until the ultimate rate of 5.5% is reached in 2004 for post-65 and pre-65 claim groups and will remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                         1-Percentage-Point  1-Percentage-Point
                                             Increase             Decrease
Effect on total of service and interest
   cost components                          $    89                  $   (81)
Effect on accumulated postretirement
   benefit obligation                       $ 1,223                  $(1,111)

(16)   Net Earnings (Loss) Per Common Share

Basic earnings (loss) per common share ("EPS") is computed by dividing common stockholders' share of net earnings (loss) by the weighted-average number of common shares outstanding and contingently issuable shares. The weighted-average number of common shares outstanding includes issued shares less shares held in treasury and any unallocated ESOP shares. Shares earned and vested but unissued under the Restricted Stock Plan are contingently issuable shares whose condition for issuance have been satisfied and as such have been included in the calculation of basic EPS. Diluted EPS is computed similarly except the denominator is increased to include the weighted-average number of stock warrants and options outstanding, assuming the treasury stock method.

The following is a reconciliation of shares for basic EPS to shares for diluted EPS for the fiscal years ended:

                                                     2001      2000       1999

 Weighted-average shares outstanding for basic EPS  10,559    10,477     10,044
  Effect of dilutive securities:
   Stock options                                       554         -        229
 Weighted-average shares outstanding for
    diluted EPS                                     11,113    10,477     10,273

(17)   Incentive and Deferred Compensation Plans

The Company has several formal incentive compensation plans that provide for incentive payments of cash and stock to officers and key employees. Incentive payments under these plans are based upon operational performance, individual performance, or a combination thereof, as defined in the plans. In 2000, the chief executive officer was awarded 25,000 shares of the Company's stock under the Company's Long-Term Incentive Stock Plan, which would vest entirely and be distributable at such time as, but only in the event that, the price of common stock exceeded $40.00 per share by a date no later than December 31, 2002. In December 2001, these 25,000 options vested when the common stock traded at $40.50 per share on the Company's internal market. The expense of $1,013 was recorded in December 2001, when the restrictions on the shares lapsed.

In November 2001 the Company entered into three-year employment agreements with certain executives specifying annual salaries and incentive plan target bonuses and providing for payment of salary and pro-rated bonuses following termination. The employment agreements also provide, in the event of involuntary termination without cause, for consulting payments and non-compete payments for a period of thirty months, and, if the executive is terminated in connection with a change in control of the Company, payment of an additional lump-sum amount.

The Company has several types of deferred compensation plans for certain executives. In 1998 the Company established the Key Executive Share-Option Compensation Plan, which offers certain executives and key management employees the opportunity to defer any selected portion of annual salary and bonuses. The Company has recorded an asset and a liability at the fair market value of the investments made with the deferrals in the amount of $1.5 million and $1.0 million as of December 27, 2001 and December 28, 2000, respectively. The related investment asset is treated as a trading security under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and therefore the related fluctuations in the fair market value are charged to Corporate General and Administrative Expenses and Cost of Services.

In 1997 the Company established the Supplemental Executive Retirement Plan, which offers certain executives additional retirement benefits in the form of a ten-year certain stream of payments based on a percentage of final year annual compensation. The plan also includes pre- and post-retirement lump sum death benefit provisions. The Company has recorded a liability in the amount of $2.6 million and $2.4 million as of December 27, 2001 and December 28, 2000, respectively, for these retirement balances.

In 1980, the Company began allowing certain executives to defer any amount of their base salary in excess of the Social Security wage base until retirement or any set date more than five years in the future. These balances are to be paid out in either lump sums or over a certain number of years up to ten years as agreed to in the original deferred compensation agreements with each executive. The deferred balances earn interest based on a rate equal to the average interest rates of interest paid for one-year certificates of deposit. There have not been any additional deferrals since 1988. The Company has recorded a liability in the amount of $0.2 million as of December 27, 2001 and December 28, 2000, which includes all future pay-outs and accrued interest.

(18)   Stock Option Plans

In March 1999, the Company adopted a Long-Term Incentive Stock Plan, which authorizes the grant of performance-based stock and cash incentive compensation in the form of non-qualified stock options, stock appreciation rights, restricted stock, performance grants and awards, and other stock-based grants and awards. Specific terms relating to the grant are set by the Compensation Committee at the time of the grant. Stock options granted under the Plan permit optionees to purchase a designated number of shares of common stock at an exercise price set by the Committee, which establishes vesting and exercise provisions to be set forth in individual option agreements. The exercise price may not be lower than the fair market value of the shares as of the time the option is granted. Following an action by the Compensation Committee in February 2001, options granted during 1999 and 2000 will generally vest over a six-year period or over a lesser period if certain stock price targets are met in future years. Options that are not exercised within ten-years of the grant date will expire.

The Company adopted a non-qualified Stock Option Plan in 1995, whereby options could be granted to officers, directors, and other key employees to purchase a maximum of 1,250,000 common shares at an option price not less than the most recently determined fair market value as of the grant date. The grants are exercisable only when vested and vest proportionately over a period of four or five years, depending on the date of the grant. Options that are not exercised within ten or seven years from the date of the grant, depending on the date of the grant, shall expire. The fair value of each option grant is equal to the Formula Price at the date of grant. The Company's ability to grant options under the 1995 Stock Option Plan ended on June 30, 2001.

Stock option activity was as follows:

                                    2001             2000             1999
-------------------------------   ---------        ---------        ----------
Outstanding, beginning of year    1,625,000        1,603,150        1,238,600
Granted                             339,200          447,000          468,750
Exercised                           (42,764)         (95,813)          (5,400)
Canceled or terminated              (56,586)        (329,337)         (98,800)
-------------------------------   ----------       ----------       ----------
Outstanding, December 27, 28,
 and 30                           1,864,850        1,625,000        1,603,150
Exercisable                         973,535          698,450          590,200

Average price
     Outstanding, beginning of year  $20.82           $20.29           $18.69
     Granted                          29.78            23.50            24.38
     Exercised                        20.05            17.04            17.26
     Canceled or terminated           23.77            22.95            19.82
     Outstanding, end of year         22.38            20.82            20.29

Weighted-average grant date fair value of options was $6.51, $6.25, and $6.10 for 2001, 2000, and 1999, respectively.

The following table summarizes information about stock options outstanding at December 27, 2001:
                                     Weighted-Average Weighted-Average Remaining
Range of Prices  Number Outstanding   Exercise Price           Contractual Life
---------------  ------------------- ----------------  ------------------------
$14.90 - 19.00       598,700             $16.85                      1.15
 20.00 - 23.25       316,500              21.65                      6.07
 23.50 - 24.50       672,650              23.89                      8.07
 31.00 - 31.50       277,000              31.49                      9.57

The following table summarizes information about stock options exercisable at December 27, 2001:

Range of Prices          Number Exercisable     Weighted-Average Exercise Price
----------------         -------------------    -------------------------------
$14.90 - 19.00                586,700                      $16.81
 20.00 - 23.25                202,950                       21.46
 23.50 - 24.50                182,885                       24.01
 31.00 - 31.50                  1,000                       31.50

Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to account for its employee stock option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for this plan. Had compensation cost for the plan been determined based on the fair value at the grant date consistent with SFAS No. 123, common stockholders' share of net earnings (loss) and earnings (loss) per share would have been as follows:

                                2001 (Revised -  2000 (Revised -  1999 (Revised
Fiscal Years Ended              See Note 2)       See Note 2)     - See Note 2)

Common stockholders' share of
 net earnings
    (loss)
    As reported                 $58,444            $(45,258)         $ 5,915
    Pro forma                   $56,840            $(46,863)         $ 4,141
Basic earnings (loss) per share
    As reported               $    5.53            $  (4.32)        $   0.59
    Pro forma                 $    5.38            $  (4.47)        $   0.41
Diluted earnings (loss) per share
    As reported               $    5.26             $ (4.32)         $  0.58
    Pro forma                 $    5.11             $ (4.47)         $  0.40

The minimum value is estimated on the date of grant assuming a five year expected life of the options, a volatility factor of zero, a dividend yield of zero, and risk-free interest rates of 5.01%, 6.28%, and 5.78% for 2001, 2000, and 1999, respectively.

(19)   Leases

Future minimum lease payments required under operating leases that have remaining noncancellable lease terms in excess of one year at December 27, 2001 are summarized below:

        Fiscal Years Ending
        2002                                           $ 46,963
        2003                                             42,968
        2004                                             36,790
        2005                                             27,600
        2006                                             25,643
        Thereafter                                       69,818
        Total minimum lease payments                   $249,782

Rent expense for leases of $40,734,  $42,426,  and $34,769 for 2001,  2000,  and
1999, respectively, has been charged to Cost of Services and Corporate General and Administrative Expense. Of these 2001 rent expenses, approximately $21.5 million was directly charged to cost reimbursable contracts. Of the future minimum lease payments, approximately $155.9 million are expected to be directly charged to cost reimbursable contracts.

(20)   Contingencies and Litigation

The Company and its subsidiaries and affiliates are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortuous conduct. The Company is also potentially liable for certain personal injury, tax, environmental, and contract dispute issues related to the prior operations of divested businesses. In addition, certain subsidiary companies are potentially liable for environmental, personal injury, and contract and dispute claims. In most cases, the Company and its subsidiaries have denied, or believe they have a basis to deny, liability, and in some cases have offsetting claims against the plaintiffs, third parties, or insurance carriers. The total amount of damages currently claimed by the plaintiffs in these cases is estimated to be approximately $7.0 million (including compensatory punitive damages and penalties). The Company believes that the amount that will actually be recovered in these cases will be substantially less than the amount claimed. After taking into account available insurance, the Company believes it is adequately reserved with respect to the potential liability for such claims. The estimates set forth above do not reflect claims that may have been incurred but have not yet been filed. The Company has recorded such damages and penalties that are considered to be probable recoveries against the Company or its subsidiaries.

In September, 2000, the Company became aware of significant errors in preacquisition estimates of the cost to complete a major ten-year federal government telephone installation and operation contract that was undertaken in 1998 by GTE Information Systems LLC, now known as DynCorp Information Systems LLC, a wholly-owned subsidiary of the Company ("DIS"). The Company acquired GTE Information Systems LLC from Contel, Inc., a subsidiary of GTE, Inc., in December 1999. As a consequence of these errors, the Company recorded a loss reserve for the contract in the amount of $69.0 million, which had a remaining balance of $53.8 million at December 28, 2000. Effective August 1, 2001, DIS and the federal government customer entered into a bilateral modification of the contract as a consequence of which the Company reduced the previously recorded loss reserve by $44.7 million effective in the third quarter 2001. This reduction resulted from the government's elimination of certain future liabilities from the contract, an increase in future billing rates for calls, and a decrease in future call revenue shared with the government agency. On August 10, 2001, the Company instituted suit against GTE, Inc. claiming breaches of the acquisition agreement representations and warranties and for other relief.

On September 11, 2001, DynCorp and three of its wholly-owned subsidiaries were served with a civil action filed in the United States District Court for the District of Columbia on behalf of certain Ecuadorian citizens and an alleged class that could consist of at least 10,000 such unnamed citizens, alleging personal injury, property damage and wrongful death as a consequence of the spraying of narcotic crops along the Colombian border adjacent to Ecuador. The action seeks a declaratory judgment and injunctive relief as well as unspecified compensatory and punitive damages. Spraying operations are conducted under a Company subsidiary contract with the United States Department of State in cooperation with the Colombian government. No spraying operations are conducted in Ecuador, although the complaint alleges that sprayed material has drifted across the border into Ecuador. All operations of the Company's subsidiary in Colombia are conducted in accordance with specific instructions from the Department of State using equipment and spray material provided by the United States government. The State Department has publicly stated that the spray material has been demonstrated not to be toxic to human beings. The Company and its subsidiaries have placed their insurance carriers on notice and tendered defense. The Company and its subsidiaries intend to vigorously defend against all allegations. The Company does not expect any losses due to this litigation.

Regarding environmental issues, neither the Company, nor any of its subsidiaries, is named a Potentially Responsible Party (as defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA")) at any site. The Company, however, did undertake, as part of the 1988 divestiture of a petrochemical engineering subsidiary, an obligation to install and operate a soil and water remediation system at a subsidiary research facility site in New Jersey and also is required to pay the costs of continued operation of the remediation system. In addition, the Company, pursuant to the 1995 sale of its commercial aviation business, is responsible for the costs of the clean up of environmental conditions at certain designated sites. Such costs may include the removal and subsequent replacement of contaminated soil, concrete, and underground storage tanks, that existed prior to the sale of the commercial aviation business. The resolution of these matters is not expected to have a material impact on the Company's results of operations or financial condition. The Company believes it has adequate accruals for any liability it may incur arising from the designated sites.

The Company has been advised by the purchasers of two former subsidiaries (DynAir Tech of Florida, Inc. and DynAir Services Inc.) of environmental claims by Dade County, Florida, arising out of the former subsidiaries' conduct of business at Miami International Airport ("MIA"). Claims for indemnification are being asserted against the Company pursuant to divestiture agreements entered into in 1995. The Company has assumed defense of these allegations with a full reservation of rights. A lawsuit was filed in April 2001 by Dade County in Florida State Court against DynAir Tech's successor-in-interest, Sabretech, Inc., and 16 other defendants, but neither Sabretech nor any other named defendant has been served. DynAir Services is not presently a named defendant, although it is one of an additional 200 companies that the County has identified as having possible responsibility for contamination at MIA. Under the terms of the DynAir Tech divestiture agreement, the purchaser is responsible for the first $125,000 of cost incurred as a result of such claims; however, the Company is required to assume full responsibility for all costs to the extent claims exceed $125,000 up to an aggregate maximum amount of $2.5 million. If the Company is required to indemnify under the DynAir Services divestiture agreement, it would be responsible for all related costs. The County's complaint specifies $200.0 million of incurred and $250.0 million of future damages against the named defendants. Defense has been tendered to certain of the Company's insurance carriers, although no coverage determination has been made. Both DynAir Services and Sabretech are represented by environmental defense counsel and intend to vigorously defend against the allegations. At this time, the Company cannot reasonably determine the exposure, if any, to possible losses from these claims.

The Company is a party to other civil and contractual lawsuits that have arisen in the normal course of business for which potential liability, including costs of defense, constitutes the remainder of the $7.0 million discussed above. The estimated probable liability (included in Other Liabilities and Deferred Credits on the Consolidated Balance Sheet) for these issues is approximately $4.0 million and is substantially covered by insurance. All of the insured claims are within policy limits and have been tendered to and accepted by the applicable carriers. The Company has recorded an offsetting asset (included in Other Assets on the Consolidated Balance Sheet) of $3.3 million at December 27, 2001 for these items.

The Company has recorded its best estimate of the aggregate liability that will result from these matters. While it is not possible to predict with certainty the outcome of litigation and other matters discussed above, it is the opinion of the Company's management, based in part upon opinions of counsel, insurance in force, and the facts currently known, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, consolidated financial condition or liquidity of the Company over the long-term. However, it is possible that the timing of the resolution of individual issues could result in a significant impact on the operating results and/or liquidity for one or more future reporting periods.

The major portion of the Company's business involves contracting with departments and agencies of, and prime contractors to, the U.S. Government, and such contracts are subject to possible termination for the convenience of the government and to audit and possible adjustment to give effect to unallowable costs under cost-type contracts or to other regulatory requirements affecting both cost-type and fixed-price contracts. Payments received by the Company for allowable direct and indirect costs are subject to adjustment and repayment after audit by government auditors if the payments exceed allowable costs. A majority of the audits have been completed on the Company's incurred contract costs through 1999. The Company has included an allowance for excess billings and contract losses in its financial statements that it believes is adequate based on its interpretation of contracting regulations and past experience. There can be no assurance, however, that this allowance will be adequate. The Company is aware of various costs questioned by the government, but cannot determine the outcome of the audit findings at this time. In addition, the Company is occasionally the subject of investigations by various investigative organizations, resulting from employee and other allegations regarding business practices. In management's opinion, there are no outstanding issues of this nature at December 27, 2001 that will have a material adverse effect on the Company's consolidated financial condition, results of operations, or liquidity.

(21)   Business Segments (Revised)

Effective  January  2002,  the Company  realigned  its five  strategic  business segments into four segments. DynCorp Information and Enterprise Technology ("DI&ET") (except for a contract which provides maintenance and operations support to the Strategic Petroleum Reserve ("SPR Contract")) and DynCorp Information Systems LLC ("DIS") were combined into one strategic business segment, DynCorp Systems and Solutions ("DSS"), in order to structure one business segment providing integrated information technology and business functional outsourcing to the federal government. The business segment information for 2001, 2000, and 1999 has been revised to give effect to this change. DSS provides a wide range of information technology services and other professional services including network and communications engineering, government operational outsourcing, security and intelligence programs. DynCorp International LLC ("DI") operates the Company's overseas business, including information technology solutions, technical services, and worldwide maintenance support to U.S. military aircraft. The SPR Contract was incorporated into DynCorp Technical Services ("DTS"), which provides a wide variety of specialized technical services including aviation services, range technical services, base operations, and logistics support. AdvanceMed ("ADVMED") is structured as a business-to-business, eHealth decision support solution organization and provides an integrated set of decision support tools to meet the needs of healthcare payers and providers.

The Company evaluates performance based primarily on operating profit, but also evaluates return on net assets and days sales outstanding. Operating profit is the excess of revenues over cost of services and certain non-operating income and expenses included in Other Income, net of Other Miscellaneous Expenses on the Consolidated Statements of Operations.

The Company derived 96.0%, 98.0%, and 97.0% of its revenues from contracts and subcontracts with the U.S. Government in 2001, 2000, and 1999, respectively. Prime contracts comprised 87.6% of revenue in 2001, 78.7% of revenue in 2000, and 74.6% of revenue in 1999. Prime contracts with the Department of Defense ("DoD") represented 49.0% of revenue in 2001, 44.0% of revenue in 2000, and 40.0% of revenue in 1999. In 2001 and 2000, the Company's second largest customer was the Department of State, comprising 11.0% of revenue. In 1999, the Company's second largest customer was the Department of Energy, comprising 14.0% of revenue. No other customer accounted for more than 10.0% of revenues in any year.

Revenue, operating profit, identifiable assets, capital expenditures, and depreciation and amortization by segment are presented below:

                                           Fiscal Years Ended
                                 2001(Revised -   2000(e)(Revised -
                                   See Note 2)     See Note 2)         1999(e)
 Revenue
   DSS                               $ 827,369     $   829,119        $ 587,501
   DTS                                 521,450         452,286          370,184
   DI                                  545,836         459,085          333,619
   ADVMED                               61,318          64,665           53,977
                                    $1,955,973      $1,805,155       $1,345,281

 Operating Profit (Loss)
   DSS (a) (b)                       $ 103,933     $   (21,440)    $     26,082
   DTS                                  18,803          17,099           17,001
   DI                                   38,094          25,068           19,383
   ADVMED                                2,652           3,692              621
                                       163,482          24,419           63,087

 Corporate general and administrative   29,456          29,350           21,741
 Interest expense                       31,521          41,408           18,943
 Interest income                          (657)         (1,471)          (1,393)
 Goodwill amortization (c)               3,089           4,167            2,947
 Amortization of other intangibles
  of acquired companies (d)              3,305          10,755            8,461

 Costs associated with divested
   businesses                                -             148              286
 Minority interest included in
   operating profit (loss)              (2,462)         (2,622)          (2,968)
 Other miscellaneous                       874            (465)            (148)
 Earnings (loss) from continuing
   operations before income taxes,
   minority interest, extraordinary
   item, and cumulative effect of
   change in accounting principle  $    98,356    $    (56,851)   $      15,218

(a) 2001 includes a $17.4 million gain on  disposition of DMR (see Note 12).

(b) 2001 includes $44.7 million of income primarily from revised loss estimates due to contract modifications in 2001 on a contract acquired with the purchase of DIS. 2000 includes a $76.2 million charge primarily from revised loss estimates on the same contract.
(c) 1999 includes a write-off of the unamortized goodwill balance of an impaired investment.
(d) 1999  includes  write-off of in-process research and development.

                                    Fiscal Years Ended
                                  2001            2000(e)
                               (Revised -       (Revised -
                               See Note 2)      See Note 2)
Identifiable Assets
DSS                              $290,733         $289,260
DTS                               100,573          107,550
DI                                 94,464           83,588
ADVMED                             26,880           26,815
Corporate                          85,790           79,543
                                 $598,440         $586,756

                                         Fiscal Years Ended
                               2001             2000(e)            1999(e)
Capital Expenditures
DSS                            $    4,421         $ 15,315        $   9,045
DTS                                   461            2,141            2,223
DI                                    387              251              296
ADVMED                                227              843               93
Corporate                           1,574            2,410            2,221
                                $   7,070        $  20,960        $  13,878

                               2001(Revised -   2000(e)(Revised -
Depreciation and Amortization   See Note 2)       See Note 2)          1999(e)
DSS                            $    9,270       $   18,287          $    6,540
DTS                                 1,212            1,106               1,951
DI                                    749              240                 182
ADVMED                              1,264              559                 949
Corporate                           7,415            6,862               3,939
                                $  19,910        $  27,054           $  13,561

DMR's results of operations and financial position have been included in all of the DSS segment balances noted above. DMR reported revenues of $41.9 million, $27.0 million and $24.5 million in 2001, 2000, and 1999, respectively. DMR's operating results were $4.0 million, $0.1 million, and $(1.4) million in 2001, 2000, and 1999, respectively. DMR's 2001 operating results include the gain on disposition of $17.4 million, which is offset by $13.4 million loss from operations. Capital expenditures for DMR were $1.2 million, $0.2 million, and $0.1 million in 2001, 2000, and 1999, respectively. Depreciation and amortization for DMR totaled $0.4 million, $0.2 million, $0.1 million in 2001, 2000, and 1999, respectively. DMR's identifiable assets were $0.0 million, $5.2 million, and $6.8 million in 2001, 2000, and 1999, respectively.

The equity in net income of investees accounted for by the equity method included in operating profit and the amount of investment in equity method investees included in identifiable assets for each segment is presented below:

                                                Fiscal Years Ended
                                     2001             2000              1999
Equity in Investees' Earnings
DTS                                 $2,396           $2,366            $2,114
DI                                     935                -                 -
                                    $3,331           $2,366            $2,114
Investment in Equity Investees
DTS                                 $1,462           $3,695            $2,490
DI                                     935                -                 -
DSS                                      -               25                 -
                                    $2,397           $3,720            $2,490

The Company provides services in foreign countries under contracts with the U.S. Government and foreign customers.

The risks associated with the Company's foreign operations relating to foreign currency fluctuation and political and economic conditions in foreign countries have not had a significant negative impact to the Company.

The Company's foreign operations are significantly influenced by the U.S. Government's foreign policy and funding for such operations. Revenues in foreign countries under contracts with the U.S. Government represent approximately 98% of all foreign operations revenue for 2001 and 99% for 2000 and 1999. Revenue from foreign operations by segment was as follows:

                                             Fiscal Years Ended
                                   2001              2000
                                (Revised -        (Revised -
                                See Note 2)       See Note 2)          1999
Foreign Operations Revenue
DSS                            $   32,076      $     23,357       $     5,656
DTS                                15,471            15,967            14,794
DI                                304,616           344,529           234,787

ADVMED                                  -               955             2,455
                               $  352,163        $  384,808        $  257,692

(e) Data has been revised to give recognition to the current reportable segment structure in 2002.

(22)   Quarterly Financial Data (Unaudited)

A summary of quarterly financial data for 2001 and 2000 is as follows:

                                                         2001 Quarters                                2000 Quarters (a)
                                                    (Unaudited and Revised -                       (Unaudited and Revised -
                                                          See Note 2)                                    See Note 2)
                                             First      Second     Third     Fourth       First      Second    Third        Fourth


Revenues                                   $438,979     $476,611  $502,856   $537,527   $428,311     $446,498  $468,760    $461,586
Gross profit (loss) (a)                      23,721       26,954    73,856     21,169     15,217       24,374   (49,487)     36,722
Earnings (loss) from continuing operations
   before income taxes, minority interest,
   and cumulative effect of change in
   accounting principle                       6,957       10,138    58,210     23,051     (4,527)       3,677   (70,535)     14,534
Minority interest                               476          635       532        819        577          764       304         977
Cumulative effect of change in accounting
   principle                                      -            -         -          -      4,770            -         -           -
Net earnings (loss)                           3,694        5,417    37,618     14,105     (8,088)       1,893   (46,045)      8,824
Common stockholders' share of net earnings
   (loss) per common share:
Basic earnings (loss) per share                $0.30          $0.46     $3.50      $1.27  $(0.82)       $0.14    $(4.43)      $0.79
Diluted earnings (loss) per share              $0.29          $0.44     $3.33      $1.20  $(0.82)       $0.14    $(4.43)      $0.79


(a) 2000 fourth quarter includes $1.1 million of closedown costs on an operation which supported the Department of Justice.

DMR's quarterly revenue and operating results were the following:
($ thousands)

                     2001 Quarters (a)(b)                 2000 Quarters
                        (Unaudited)                        (Unaudited)
                First   Second   Third    Fourth   First  Second  Third  Fourth
Revenue        $7,134   $7,270  $13,925  $13,601  $6,555  $7,127  $6,107 $7,194
Gross (loss)
profit           $(40)   $(524)    $577 $(13,369)   $486    $211   $(737)  $116

(a) 2001 fourth quarter includes a $9.4 million loss on a DMR contract providing non-emergency medical transportation services in the Commonwealth of Virginia.
(b) 2001 fourth quarter gross loss does not include the gain on disposition of DMR of $17.4 million (see Note 12).

(23)   Subsequent Events

During the second quarter of 2002, the Company recorded a $15.8 million loss on an investment due to an other than temporary decline in its value. Also regarding that same investment, in the third quarter of 2002 the Company entered into an agreement with the investee pursuant to which the Company and its investee agreed to settle all disputes between them. As part of the agreement, the Company agreed to loan $5.0 million to the investee which was fully reserved for in the third quarter of 2002.

                                  Exhibit 99.2


                                                         DynCorp and Subsidiaries
                                              Schedule II - Valuation and Qualifying Accounts
                                              For the Fiscal Years Ended, 2001, 2000 and 1999
                                                          (Dollars in thousands)


                                        Balance at      Charged to     Write-off of
                                         Beginning      Costs and      Uncollectible                  Balance At End
Description                              of Period       Expenses        Accounts         Other           of Period
-----------                              ---------       --------        --------         -----           ---------


   Year Ended December 27, 2001
   allowance for doubtful accounts        $  2,804     $  2,605          $  (667)         $1,895           $  6,637
   Year Ended December 28, 2000
   allowance for doubtful accounts        $  3,156       $  220          $  (588)        $    16           $  2,804
   Year Ended December 30, 1999
   allowance for doubtful accounts        $  1,126     $  1,434          $  (130)        $   726           $  3,156



                                  Exhibit 99.3


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-38034 of DynCorp on Form S-8 of our report dated October 11, 2002 (November 7, 2002 as to Note 21)(which report expresses an unqualified opinion and includes an explanatory paragraph related to the revision of the financial statements) appearing in this Report on Form 8-K.


/s/ Deloitte & Touche LLP
McLean, Virginia
November 7, 2002